Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 31, 2017 with respect to the consolidated financial statements of Eros International Plc included in the Annual Report on Form 20-F for the year ended March 31, 2017, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton India LLP

Mumbai, India

August 4, 2017